UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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SureWest Communications
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Via E-MAIL

From:	Doreen Paige
To:	All Restricted Stock Holders
Date:	5/31/2012

Attention Restricted Stock Holders:

You should have received in the mail a Form of Election and Letter of Transmittal to make your Cash & Stock Election Consideration for the SureWest shares you own. You are also scheduled to have Restricted Stock Awards vest on June 1, 2012 and possibly on June 8, 2012. You are being sent this notification because this may help guide your decision on when to submit your Form of Election and when, and if, you choose to transfer your shares to a broker.

Mailing the Form prior to receiving June’s vesting:  If you submit your cash or stock election to Computershare or your broker prior to receiving your vested shares in June, and you selected the cash or stock election, the newly vested shares will be converted to cash or stock based on your submitted selection. If you selected a mixed election and indicated a specific number of shares to convert to cash, please note that your newly vested shares will be considered as a stock election.

Mailing the Form after receiving June’s vesting:  You can choose to submit your cash or stock election to Computershare or your broker after receiving your vested shares in June. If you currently have vested shares with American Stock Transfer, you can simply add the book entry # of your newly vested shares or indicate ALL in Table A on your Form of Election and select your election in Table B and mail it in. If you do not have any vested shares with American Stock Transfer and have transferred all your vested shares to a broker prior to the new vesting period, you will need to request a Form of Election from Misty Wells so that you can submit your cash or stock election to Computershare for the newly vested shares. Please be sure to consider the election deadline which is determined by whether you have your shares with a broker or American Stock Transfer. If you have shares with a broker, please contact your broker to determine the cash or stock election deadline. If your shares are with American Stock Transfer, Computershare must receive your Form of Election (BLUE Form) no later than June 25.

Important information for Broker Transfers:  If you typically transfer your newly vested shares to a broker, the book entry shares will be available for transfer to your broker five to seven days after the vest date. Please contact your broker for instructions on how to proceed with your Election, and be sure to consider the time it takes for your broker to complete the transfer and the broker’s internal cutoff for capturing your Election choice. If you do not submit your cash or stock election by the broker’s election cutoff date, the broker will apply a proration process as defined by the Merger agreement. If you decide to leave your newly vested shares with American Stock Transfer, please be sure to complete a Form of Election for those newly vested shares. If you need a Form of Election, contact Misty Wells at 916.786.1799.

Confirmation of Election Form Receipt:  You can contact Computershare Shareholder Services group at 800.546.5141 to confirm receipt and acceptance of your Election. Please keep in mind that it will take some time for your Form of Election to be delivered to Computershare via mail and then a few days for Computershare to process and accept the item into the offer.

Unvested Shares Payout: Per the Merger agreement, each restricted stock award granted but unvested will become fully vested at the time the Merger closing date and the holder will receive a cash payment of $23 per share. Within five business days after the transaction closing, SureWest will run the cash payment through payroll and all appropriate taxes will be withheld. This cash payment will not be eligible for KSOP matching.

If you have any additional questions, please contact Doreen Paige at 916.746.3277 or Misty Wells at 916.786.1799.